EXHIBIT 99.2

Second Quarter 2012 Earnings Call
Speakers' Notes
August 17, 2012
Slide 1
Welcome to this Federal Home Loan Bank of Seattle Second Quarter 2012 Earnings Call. I am Mike Wilson, the Seattle Bank's President and Chief Executive Officer, and I am joined here today by several other members of the Seattle Bank's executive team:

•	Vincent Beatty, Chief Financial Officer

•	Mike Brandeberry, Chief Counsel and Corporate Secretary

•	Lisa Grove, Director of Auditing

•	Glen Simecek, Chief Business Officer
Slide 2
Our presentation today will include forward-looking statements. We are providing the information on this slide to advise you that forward-looking statements are subject to known and unknown risks and uncertainties, and that actual financial performance and condition and actions may differ materially from that expected or implied in forward-looking statements because of many factors.
This is important information to understand, but because this presentation will be available to you after this event, we will not take your time to read this entire statement for you today.
Slide 3
I will begin our presentation today with some brief opening remarks, and then hand things off to Vincent Beatty for a review of our second quarter 2012 results and an update on our balance sheet management strategy. Glen Simecek will follow Vince with a review of some current member initiatives. We will take your questions at the end of our formal remarks.
Slide 4
I am pleased to be able to say today, that with $22.9 million of net income for the second quarter of 2012, the Seattle Bank's financial health continues to improve.
We've recorded four consecutive quarters of positive net income, and our retained earnings have grown, to more than $190 million at the end of the second-quarter from a low of $33 million for the second quarter of 2011. Our second-quarter results reflect:

•	Significantly lower other-than-temporary impairment charges on our private-label mortgage-backed securities

•	Implementation of our revised balance sheet management strategy

•	Relative stabilization of the bank's advance business

While down from year-end 2011, our advance balances rebounded somewhat during the second quarter of 2012. Although it's too soon to call this a trend, we have been seeing increased borrowing activity among a segment of our membership.

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Slide 5
Now I'm going to turn things over to Vince Beatty, who will walk you through our second quarter results. I would emphasize that the financial information we're presenting today is a summary of our results and encourage you to review our second quarter 2012 Form 10-Q for more complete information.
Slide 6
Thank you, Mike.
As Mike stated, we reported $22.9 million and $35.8 million of net income for the three- and six-month periods ended June 30, 2012, compared to net losses of $28.1 million and $40.3 million for the same periods in 2011. The increases in our net income were primarily due to lower credit-related charges on private-label mortgage-backed securities determined to be other-than-temporarily impaired, and to increased net interest income, partially offset by declines in other non-interest income and increases in operating expenses.
We recorded $4.3 million and $5.6 million of additional credit losses on our private-label mortgage-backed securities for the three- and six-month periods ended June 30, 2012, compared to $65.2 million and $88.0 million for the same periods in 2011.
Our net interest income also increased, to $29.7 million for the second quarter of 2012, compared to $23.9 million for the same period in 2011. Net interest income was favorably impacted by:

•	Significantly lower funding costs

•	Increased yields on our investment portfolio, and

•	Reduced premium amortization expense on mortgage loans held for portfolio.

•	In addition, increased fee income from advance prepayments contributed to higher net interest income for the first six months of 2012, compared to the same period in 2011.
The increases in our net interest income were partially offset by the impact of lower average balances of advances, investments, and mortgage loans held for portfolio.
Based on our year-to-date earnings, we set aside $4.0 million of assessments for our 2013 Affordable Housing Program. Although we make this assessment on a quarterly basis, it's important to remember that, because the final assessment is based on year-end results, it is subject to change.
Slide 7
This slide provides a view of our adjusted net interest income. We use this non-GAAP measure in our internal analysis of results because we find it helpful in evaluating our financial performance, identifying trends, and making meaningful period-to-period comparisons.
We define adjusted net interest income as net interest income determined in accordance with GAAP, adjusted for the effect of the change in fair value of interest-rate swaps hedging certain of our available-for-sale securities. These investments were purchased at significant premiums and have been designated in benchmark fair value hedging relationships with interest-rate swaps that included significant up-front fees.
The swaps were designed to substantially offset the premium amortization on the associated securities. Although both are recorded on the statements of operations, the amortization of the premium is recorded in interest income and the changes in fair value of the interest-rate swaps are recorded in other income or loss.
We find that adjusting net interest income for the effect of the fair value adjustments on the interest-rate swaps provides us with a more consistent comparison of net interest income across reporting periods.

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Our adjusted net interest income for the three- and six-month periods ended June 30, 2012 was $37.3 million and $73.8 million, compared to $36.5 million and $69.9 million for the same periods in 2011. As you can see, our adjusted net interest income has been stronger and more consistent than we would infer from looking only at the GAAP measure.
Slide 8
As Mike commented, the primary reason for the increase in our net income was the reduction in additional credit losses on our private-label mortgage-backed securities. We recorded $4.3 million of additional credit losses on private-label mortgage-backed securities for the second quarter of 2012, compared to $65.2 million for the second quarter of 2011.
The additional other-than-temporary impairment charges for the second quarter of 2012 were due to slight changes in estimated future cash flows specific to each security. Although our assumptions related to the housing market were generally stable or slightly improved for the second quarter, for some specific securities, incremental changes in the actual or expected performance of the underlying mortgage collateral led to incremental deterioration in our estimates of the present value of future cash flows.
The credit losses on our other-than-temporarily impaired private-label mortgage-backed securities are based on the securities' expected performance over their remaining lives. Through June 30, 2012, we experienced actual cash losses in three of the securities, totaling $5.8 million.
Slide 9
Prior to the first quarter of 2012, we were managing our balance sheet to increase our advances-to-assets ratio quarter-over-quarter. Given the high level of liquidity in the marketplace and relatively muted advance demand, we achieved this goal by adjusting our investment portfolio to hit quarterly targets for advances-to-assets. In order to accomplish this strategy, our investment portfolio was substantially focused on very short-term investments.
While this was an effective strategy for increasing our advances-to-assets ratio, it was less than optimal for our earnings.
Beginning in the first quarter of this year, we modified our strategy to focus on achieving an improved advances-to-assets ratio over a longer time horizon by effectively stabilizing the size of our investment portfolio. As a result of that strategic change, we have redeployed approximately $2 billion of our investment portfolio into medium-term, fixed-rate agency mortgage-backed securities and approximately $280 million into other medium- to long-term agency / government-guaranteed investments. By managing to a longer-term advances-to-assets goal, we are able to maintain a strong level of liquidity and interest-earning assets while improving our income and retained earnings.
We are viewing this as a temporary modification in our strategy to increase our advances-to-assets ratio during this period of low advance demand. Although relative stable, advances declined by approximately $1.7 billion from year-end 2011. Since the end of the first quarter, advances are up slightly, from $9.3 billion to $9.6 billion as of June 30, 2012.
Advances remain a primary focus of our cooperative, and as the bank returns to normal operations, we anticipate that they will represent a significantly higher proportion of our assets. Glen Simecek will share some related information in a few minutes.
Our total capital increased primarily as a result of a $100.9 million improvement in our accumulated other comprehensive loss and to our increased retained earnings. Our accumulated other comprehensive loss declined due to an increase in the market values of certain of our available-for-sale private-label mortgage-backed securities that have been designated as other-than-temporarily impaired.

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Slide 10
In addition to a variety of other measures, we track our progress in achieving our business goals using three metrics: total retained earnings, market value of equity-to-par value of capital stock, and our return on the par value of capital stock as compared to the federal funds effective rate.
With our second quarter net income, we were able to increase our retained earnings, to $193.3 million at the end of the second quarter, from $157.4 million as of December 31, 2011. Our retained earnings balance includes both restricted and unrestricted retained earnings. I would like to draw your attention to just how far we have come since June of last year. With respect to profitability and retained earnings, you can see that the 12 months ended June 30, 2012 show significant improvement over the 12 months ended June 30, 2011.
Slide 11
Our market value of equity-to-par value of capital stock ratio represents the bank's value in a hypothetical liquidation scenario.
As of June 30, 2012, our ratio increased to 79.5 percent from 74.4 percent as of December 31, 2011. This increase was primarily due to improvement in the fair values of our private-label mortgage-backed securities and improvement in the values of our agency mortgage-backed securities.
All other factors being equal, we expect this ratio to gradually return to approximately par as our balance of private-label mortgage-backed securities curtails over time.
Slide 12
We track our return on the par value of our capital stock versus the federal funds rate as a measure of the health of our cooperative. When we return to the position of being able to pay a dividend, we expect to target a market rate of return that is relative to the fed funds rate. A target in this range is consistent with the comments Mike Wilson made on our last call regarding our desire to pay a fair return for the cost of carry of your capital while not encouraging the Seattle Bank to take excessive risk.
Our annualized return on the par value of capital stock for the six months ended June 30, 2012 was 2.57 percent, compared to (2.90) percent for the same period in 2011. The average federal funds effective rate for the six months ended June 30, 2012 was 0.13 percent, compared to 0.12 percent for the same period in 2011.
Slide 13
While it is not our goal here to speak for the performance of the other FHLBanks, I want to note the points a few points from the FHLBank System's Combined Financial Report.

•	All of the FHLBanks reported positive net income for the second quarter.

•	All of the FHLBanks met their regulatory capital requirements in the second quarter.

•	Advances levels were roughly flat relative to year-end 2011.
Now I will hand the presentation over to Glen Simecek to provide an update on the bank's 2012 business initiatives.
Slide 14
Thanks Vince.
To follow up on Vince's remarks, while the Federal Home Loan Banks are all part of one system, each is also unique, varying in terms of their balance sheet management strategies, their product offerings, and their member value propositions.
At the Seattle Bank, we focus on delivering products and services that can help our members manage their businesses in the current environment and leave them well positioned for the future.

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Slide 15
Prospective Seattle Bank members, too, are seeing the value that we offer, and we continued to grow our membership during the second quarter. The bank added four new members in the second quarter and one in July, representing $1.3 million in capital stock purchases.
New and existing members are seeking products that improve their ability to be successful in this extended period of low rates.

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For example, our Forward Settling Advance, which enables members to lock in today's low rates and draw the funds up to 18 months out, is an ideal tool for members seeking to adjust their liability mix over time while managing their exposure to the risk of rising rates.

•	A fair number of our members are also looking at our Auction Advances for short-term funding in the low- to mid- 30 basis-point range as a tool to fund their loan pipelines.

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Other members have elected to take advantage of the flat yield curve and extend the duration of their funding by locking in, for five years or longer, a rate that is only a 100 basis points higher than the rate on our short-term funding. These levels have also given members the opportunity to implement a “blend and extend” strategy, where they have been able to extend the term of their funding and reduce their interest expense on their advances.

•	Seattle Bank members can further reduce their costs by participating in the bank's Community Investment Program. Our current five-year CIP advance rate is just over 100 basis points.

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Another Community Investment product to consider using is our Home$tart Program. Home$tart funds provide down payment and closing cost assistance to first-time homebuyers earning up to 80 percent of area median income. Currently, we have $2.7 million remaining in this year's pool. If you aren't already taking advantage of this terrific program, I encourage you to follow up with your relationship manager to do so.

Slide 16
We are also continuing our commitment to member education with our highly regarded Fall Seminar Series.
This year, Tom Farin will join us in six cities across the district. He'll discuss the changing nature of the ALCO process given the existing low-rate environment and challenges associated with managing the large volume of deposits on your balance sheet. Tom will also discuss stress-testing your balance sheet, so you can take advantage of opportunities to improve your bottom line, as well as review Basel III and its potential impact on your organization.
You can get a preview of Tom's thoughts on Basel III in this month's issue of “What Counts” on our website. While you're on our site, login to our Online Services to review our quarterly economic update and statistics.
The Seattle Bank offers a range of products and services to meet your needs. If you haven't done so lately, I strongly encourage you talk with your relationship manager about our products and programs and how you can use them to fully leverage your membership in the cooperative.
For a few closing remarks on your cooperative, I'll turn the presentation back to Mike.
Slide 17
Thank you, Vince and Glen.
We've had another good quarter. We've been profitable. We've implemented some structural changes to our balance sheet that are helping to position us for sustained profitability. At least for now, we're experiencing lower credit losses on our other-than-temporarily impaired private-label mortgage-backed securities and some stabilization in our advance volumes.
Slide 18

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We still have our challenges, but we are confident in our ability to work through them, with your support.
Keep in mind, we are your Federal Home Loan Bank. This is your cooperative. We need you to be engaged and involved.
We will continue to provide you with innovative credit products to help you manage your balance sheet and reliable access to funding and liquidity so that you can meet the credit needs of your communities.
This week's announcement by Moody's Investors Service reaffirming the FHLBank System's AAA credit rating was a strong endorsement of the system's strength and reinforces our ability to access the capital markets for competitively priced funding.
We also remain focused on safeguarding the capital stock that you have entrusted to us and restoring our ability to repurchase and redeem your capital stock and to pay a reasonable dividend to cover your cost of carry.
Slide 19
At the same time, your membership in the Seattle Bank cooperative is more than a traditional equity investment. It provides access to liquidity and funding that you can use to grow your business and to serve your customers and communities.
It is also your active participation and use of the cooperative that will ensure its long-term success.
We sincerely thank you for your patience and for your support of the Federal Home Loan Bank of Seattle cooperative.
With that, we'll open the lines to your questions.

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